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                                                                     Exhibit 5.1

               [LETTERHEAD OF STRADLING YOCCA CARLSON & RAUTH]

                               December 29, 2000

Newport Corporation
1791 Deere Avenue
Irvine, California  92606

     Re:  Newport Corporation
          Registration Statement on Form S-3 / 120,847 Shares of Common Stock
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Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-3, to be filed by Newport Corporation, a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the "Registration Statement") covering an aggregate of 120,847 shares of the Company's common stock, $0.1167 stated value, (the "Common Stock"), to be offered from time to time by a certain stockholder of the Company.

     In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company's Articles of Incorporation and Bylaws, as amended to date, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     Based on the foregoing, and subject to compliance with applicable state securities laws, it is our opinion that the 120,847 shares of Common Stock have been validly issued and are fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                              Very truly yours,

                              /s/ STRADLING YOCCA CARLSON & RAUTH